NOTE EXCHANGE AGREEMENT

This Note Exchange Agreement (this “Agreement”), dated as of ●, 2007, is made by and among PharmAthene, Inc., a Delaware corporation previously known as Healthcare Acquisition Corp. (the “Company”) and the holders identified on Annex I (together with their respective successors and assigns, the “Holders”; the Holders are each individually referred to herein as a “Holder”).

WHEREAS, Healthcare Acquisition Corp. (“HAQ”), PAI Acquisition Corp., a wholly owned subsidiary of HAQ (“Merger Sub”), and PharmAthene, Inc. (“Old PharmAthene”), entered into an Agreement and Plan of Merger, dated January ●, 2007 (the “Merger Agreement”) pursuant to which Old PharmAthene merged with Merger Sub and Old PharmAthene was the surviving entity (the “Merger”), and HAQ simultaneously changed its name to “PharmAthene, Inc.” upon the consummation of the Merger.

WHEREAS, Old PharmAthene and the Holders (other than Canadian Medical Discoveries Fund Inc. (“CMDF”))entered into a Note Purchase Agreement dated May 5, 2006 (the “U.S. Note Purchase Agreement”) pursuant to which Old PharmAthene issued an aggregate initial principal amount of $9,768,089 of its 8% Senior Secured Convertible Notes (the “Old U.S. Notes”) to the Holders (other than CMDF), as set forth in Annex II.

WHEREAS, PharmAthene Canada, Inc. (“PharmAthene Canada”), a wholly owned subsidiary of Old PharmAthene, Old PharmAthene and CMDF entered into a Note Purchase Agreement dated July 24, 2006 (the “Canadian Note Purchase Agreement”) and, collectively with the U.S. Note Purchase Agreement, the “Note Purchase Agreements”) pursuant to which PharmAthene Canada issued an 8% Senior Secured Convertible Note with a principal amount of $2,000,000 (the “Old Canadian Note” and, collectively with the Old U.S. Notes, the “Old Notes”) to CMDF as set forth in Annex II.

WHEREAS, Sections 6.2(i) and 6.3(iv) of the Merger Agreement contemplate as a condition to the Merger Closing that the Company issue senior unsecured convertible notes in the initial principal amount of $12,500,000 on the terms described herein (the “New Notes”), in exchange for the Old Notes (principal and interest) outstanding immediately prior to the closing of the Merger (“Merger Closing”).

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders mutually agree as follows. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement or Note.

ARTICLE 1

EXCHANGE OF NOTES

1.1 Issuance of New Notes in Exchange for Old Notes.

In full satisfaction of Old PharmAthene’s obligations (all outstanding principal and accrued interest thereon) under the outstanding Old Notes, the Company shall issue New Notes on the terms and in the form set forth in Annex III in the initial aggregate principal amount of $12,500,000 (the “Exchange”). As of a result the Exchange, the Old Notes shall cease to be outstanding obligations of Old PharmAthene and the Old Canadian Note shall cease to be an outstanding obligation of PharmAthene Canada.

(a) and all rights of the Holders under the Note Purchase Agreements and related obligations and agreements referred to therein shall be terminated in full.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article 3, the closing of the Exchange shall simultaneously with the Merger Closing or such other time as the parties may mutually agree (the “Closing Date”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and Old PharmAthene represent and warrant to each of the Holders that, except as set forth on the Schedule of Exceptions attached hereto as Schedule ● (the “Schedule of Exceptions”), the statements contained in this Article II are true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such date). The Schedule of Exceptions shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II, but any information disclosed under any section or subsection of the Schedule of Exceptions shall be deemed to be disclosed into any other section or subsection where such disclosure would be reasonably apparent.

2.1 Organization, Qualifications and Corporate Power

(a) The Company and Old PharmAthene are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and are each duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. Pharmathene Canada, Inc., a Canadian corporation (“Pharmathene Canada”) is a corporation duly incorporated, validly existing and in good standing under the laws of Canada and is duly licensed or qualified to transact business and is in good standing, in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. The Company and Old PharmAthene and each of its Subsidiaries has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, and in the case of the Company, to execute, deliver and perform the Transaction Documents to which it is a party. The Company and Old PharmAthene have the corporate power and authority to issue, sell and deliver the New Notes and to issue and deliver the shares of common stock issuable upon conversions of the Notes (the “Conversion Shares”).

2.2 Authorization of Agreements, Etc.

(a) The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations thereunder, the issuance, sale and delivery of the New Notes by the Company and the reservation of the Conversion Shares by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation of the Company, as amended to date (the “Charter”) or the By-laws of the Company, as amended to date (the “By-laws”), or any provision of any indenture, agreement or other instrument to which the Company or any of its Subsidiaries or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of its Subsidiaries.

(b) The New Notes have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The Company has an authorized capitalization and outstanding shares of capital stock as set forth in Schedule ●, and all of the issued shares of capital stock of the Company been duly authorized and validly issued and are fully paid and non-assessable; the Conversion Shares initially issuable upon conversion of the New Notes have been duly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the New Notes, will be validly issued, fully paid and non-assessable; the issuance of Conversion Shares upon conversion of the New Notes will not be subject to any preemptive or similar rights; and all of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

(d) The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company’s Charter, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Except as set forth in Schedule ●, (x) no Person owns of record or is known to the Company to own beneficially any share of Common Stock, (y) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding and (z) there is no commitment by the Company or any of its Subsidiaries to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as provided for in the Company ‘s Charter or as set forth in the attached Schedule ●, neither the Company nor any of its Subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in the attached Schedule ●, to the best of the Company ‘s knowledge there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company or any of its Subsidiaries (whether or not the Company or such Subsidiaries is a party thereto). All of the outstanding securities of the Company were issued in compliance with all applicable Federal and state securities laws.

(e) The outstanding shares of Common Stock are listed on the American Stock Exchange and the Conversion Shares into which the New Notes are convertible will have been approved for listing on the American Stock Exchange, subject to notice of issuance, on or before the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

Each Holder, severally and not jointly, represents and warrants to the Company, Old PharmAthene and PharmaAthene Canada that, the statements contained in this Article III are true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such date).

3.1 Holder is an “accredited investor” as defined by Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Act”), and Holder is capable of evaluating the merits and risks of Holder’s investment in the New Notes and has the ability and capacity to protect Holder’s interests. If the Holder is a resident of Canada or otherwise subject to the provincial securities laws of Canada, such Holder is an “accredited investor” (as that term is defined in National Instrument 45-106), was not formed for the specific purpose of and is not being used primarily for the purpose of purchasing and holding a New Note on the underlying Common Stock, and is neither a “Limited States Person” (as that term is defined in Rule 902 of Regulation S under the Act) nor purchasing the New Note for the account of a Limited States Person or for resale to a United States person or to a person in the United States.

3.2 Holder understands that, except as provided in the Registration Rights Agreement the New Notes and the underlying shares of Common Stock, have not been registered under the Act on the ground that the issuance thereof is exempt under Section 4(2) of the Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering and that, in the view of the United States Securities and Exchange Commission (the “Commission”), the statutory basis for the exception claimed would not be present if any of the representations and warranties of Holder contained in this Agreement are untrue or, notwithstanding the Holder’s representations and warranties, the Holder currently has in mind acquiring any of the New Notes for resale upon the occurrence or non-occurrence of some predetermined event.

3.3 Holder is purchasing the New Notes and, in the event that the Holder should acquire any underlying Common Stock, will be acquiring such Common Stock, as principal for its own account, and not for the benefit of any other person, for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstance, except selling, transferring, or disposing the New Notes and the underlying Common Stock as applicable, in full compliance with all applicable provisions of the Act, the rules and regulations promulgated by the Commission thereunder, and applicable state securities laws; and that an investment in the New Notes (and underlying shares of Common Stock) is not a liquid investment.

3.4 Holder confirms that Holder has had the opportunity to ask questions of, and receive answers from, the Company or any authorized person acting on its behalf concerning the Company and its business and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been acquired by the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by Holder. In connection therewith, Holder acknowledges that Holder has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management or any authorized person acting on its behalf. Holder has received and reviewed the Company’s Proxy Statement as filed with the Commission and all the information concerning the Company and the New Notes, both written and oral, that Holder desires. Without limiting the generality of the foregoing, Holder has been furnished with or has had the opportunity to acquire, and to review: all information, both written and oral, that Holder desires with respect to the Company’s business, management, financial affairs and prospects. In determining whether to make this investment, Holder has relied solely on Holder’s own knowledge and understanding of the Company and its business based upon Holder’s own due diligence investigations and the Company’s filings with the Commission.

3.5 If the Holder is a resident of Canada or otherwise subject to the provincial securities laws of Canada, such Holder understands and acknowledges that (i) the New Notes have not been, and that the underlying Common Stock will not be, qualified for distribution under provincial securities laws, (ii) the New Note will be distributed to such Holder pursuant to exemptions from the registration and prospectus filing requirements of applicable provincial securities laws, and (iii) the New Note and if acquired, the underlying Common Stock, must be held by such Holder indefinitely unless a subsequent distribution thereof is qualified for distribution under the applicable provincial securities laws, or is exempt from the prospectus registration requirements thereof.

3.6 Holder has all requisite legal and other power and authority to execute and deliver this Agreement and to carry out and perform Holder’s obligations under the terms of this Agreement. This Agreement constitutes a valid and legally binding obligation of Holder enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.7 Holder has carefully considered and has discussed with the Holder’s legal, tax, accounting and financial advisors, to the extent the Holder has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for the Holder’s particular federal, state, provincial, local and foreign tax and financial situation and has independently determined that this investment and the transactions contemplated by this Agreement are a suitable investment for the Holder. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of the investment in the New Notes or the transactions contemplated by this Agreement, except as provided in Section 6.1(b).

3.8 Holder acknowledges that an investment in the New Notes is speculative and involves a high degree of risk and that Holder can bear the economic risk of the acceptance of the New Notes, including a total loss of his/her/its investment. Holder recognizes and understands that no federal, state, provinical or foreign agency has recommended or endorsed the purchase of the New Notes. Holder acknowledges that Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of an investment in the New Notes and of making an informed investment decision with respect thereto.

3.9 Because of the legal restrictions imposed on resale or transfer of the New Notes, Holder understands that the Company shall have the right to note stop-transfer instructions in its records, and Holder has been informed of the Company’s intention to do so. Any sales, transfers, or other dispositions of the New Notes by Holder, if any, will be made in compliance with the Act and any other applicable securities laws, and all applicable rules and regulations promulgated thereunder and the terms of this Agreement.

ARTICLE 4

CONDITIONS RELATING TO THE CLOSING

4.1 Conditions to the Obligations of the Holders at the Closing.

The several obligations of each Holder to consummate the transactions to be performed by it in connection with the Closing Date are, unless otherwise indicated, subject to the satisfaction of the following conditions as of the Closing Date, unless such conditions are waived by such Holder with respect to the Closing Date:

(a) Consents, Permits, and Waivers. The Company shall have obtained any and all approvals, consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the New Notes pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date.

(c) Representations, Warranties and Covenants. The representations and warranties made by the Company, Old PharmAthene and Pharmathene Canada in Article II hereof and in the other Transaction Documents shall be true and correct when made, and shall be true and correct as of such Closing Date with the same force and effect as if they had been made on and as of that date. Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. As of the Closing Date, Company shall have delivered a certificate to the foregoing effect to the Holders.

ARTICLE 5

COVENANTS

5.1 Board of Directors and Committee Designation Rights; Voting Agreement.

(a) The Company shall maintain a Board of Directors consisting of no more than seven (7) individuals and each of the Compensation Committee and Nominating Committee (or other committees serving similar functions) shall have no more than three (3) members. The Noteholder Directors (as defined below) shall have the right, but not the obligation, to collectively designate up to two (2) Noteholder Directors who shall serve as members of each such committee of the Company’s Board of Directors. All subsidiaries of the Company shall maintain a Board of Directors whose composition is identical to that of the Company’s Board of Directors.

(b) Each Holder agrees to vote all of his, her or its voting securities (including, but not limited to, the New Notes and Conversion Shares) in the Company, whether now owned or hereafter acquired or which such Holder may be empowered to vote (together the “Voting Securities”), from time to time and at all times, in whatever manner shall be necessary to ensure that at each meeting of Holders at which an election of directors is held or pursuant to any written consent of Holders, the following persons (each a “Noteholder Director”) shall be elected to the Company’s Board of Directors pursuant to Section ● of the Company’s Certificate of Incorporation:

(i) one individual designated by Bear Sterns Health Innoventures L.P. (or any recipient of all of the Notes held by Bear Sterns Health Innoventures L.P. as of the date hereof), which individual shall initially be Elizabeth Czerepak;

(ii) one individual designated by HealthCare Ventures VII, L.P. (or any recipient of all of the Notes held by HealthCare Ventures VII, L.P. as of the date hereof), which individual shall initially be James Cavanaugh; and

(iii) one individual designated by MPM BioVentures III, L.P. (or any recipient of all of the Notes held by MPM BioVentures III, L.P. as of the date hereof), which individual shall initially be Steven St. Peter.

(c) The Board of Directors of the Company shall nominate such Noteholder Directors and recommend that the Holders vote to elect such Noteholder Directors as directors of the Company and shall fill any vacancies that may arise upon the resignation of any of the Noteholder Directors with a new Noteholder Director designated in accordance with the foregoing Section 4.1.

(d) The Company shall provide at least thirty (30) days’ prior written notice of all intended mailings of notices to the Holders for a meeting at which directors are to be elected (or an action by written consent pursuant to which directors are to be elected) to each party entitled to elect a director pursuant to Section 4.1 (the “Designator”), and each Designator shall notify the Company in writing, at least ten (10) days prior to such mailing, of the person(s) so designated as nominees for election as directors in accordance with Section 4.1. If any Designator shall fail to give notice to the Company as provided above, it shall be deemed that such Designator’s Noteholder Director then serving as director shall be such Designator’s nominee for reelection.

(e) Each Holder also agrees to vote all of his, her or its Voting Securities from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 4.1 of this Agreement may be removed from office other than for cause unless (A) such removal is directed or approved by the Designator entitled under Section 4.1 to designate that director or (B) the Designator originally entitled to designate such director pursuant to Section 4.1 is no longer so entitled to designate such director; and (ii) any vacancies created by the resignation, removal or death of a Noteholder Director shall be filled pursuant to the provisions of Section 4.1. All Holders agree to execute any written consents required to effectuate the obligations of this Agreement, and the Company agrees at the request of any Designator to call a special meeting of stockholders for the purpose of electing directors.

(f) The Company shall take such action as is necessary to convene meetings of its Board of Directors and meetings of the Holders for the election of the directors (or to act by written consent) in order to elect and re-elect the Noteholder Directors in accordance with Section 4.1.

(g) The Company hereby represents and warrants that as of the date hereof the transactions contemplated hereby are not inconsistent with the Company’s Certificate of Incorporation or By-laws and agrees that until such time as the obligations under this Section 4.1 have expired, the Company will not take any action or amend its Certificate of Incorporation or By-laws in a manner inconsistent with or in derogation of this Agreement.

(h) The New Notes shall not be transferred unless the recipient of such New Notes agrees in writing to be bound by the terms hereof.

(i) Each Holder hereby grants to the Secretary of the Company, in the event that such Holder fails to vote its Voting Securities as required by this Agreement, a proxy coupled with an interest in all Voting Securities beneficially owned by such Holder to vote such Voting Securities in accordance with this Section 4.1, which proxy is irrevocable until this Agreement terminates pursuant to its terms or is amended to remove such grant of proxy in accordance with Section 4.1 of this Agreement.

(j) The provisions of this Section 5.1 shall remain in effect at all times while at least thirty percent (30%) of the aggregate Principal amount of the New Notes outstanding on the date hereof remain outstanding. Upon the date that this Section 5.1 ceases to be in force or effect, the Company shall have the right, without further action or consent by the Holders, to amend its Certificate of Incorporation to remove any and all such provisions related to the subject matter of this Section 5.1.

5.2 Restrictions on Sale or Hedging of the Underlying Common Stock.

Each Holder agrees that, during the period commencing on the Issuance Date and ending on the 180th day following such date (the “Lock-Up Period”), such Holder will not, without the prior written consent of the Company (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock underlying the New Notes or (ii) enter into any swap or any other agreement or any transaction that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock underlying the New Notes, whether any such transaction or swap described in clause (i) or (ii) above is to be settled by delivery of Common Stock, in cash or otherwise. The foregoing shall in no way restrict the ability of the Holder to freely transfer the New Notes in accordance with applicable law.

Notwithstanding the foregoing, each Holder may transfer the Common Stock underlying the New Notes (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) by will or intestate succession, (iv) to any affiliate (as defined in Regulation C under the Securities Act) of the undersigned, (v) if such Holder is a corporation or similar entity, to any wholly-owned subsidiaries of such corporation or similar entity, (vi) if such Holder is a partnership, limited liability company or similar entity, to any partners or members of such partnership, limited liability company or similar entity provided, however, that it shall be a condition to such transfer that the transferee (or trustee in the case of clause (ii) above) execute an agreement stating that such transferee (or trustee) is receiving and holding such Common Stock subject to the provisions of this Section 5.2 and there shall be no further transfer of such Common Stock except in accordance with this Section 5.2, and provided further that any such transfer pursuant to clause (ii) and (iii) above shall not involve a disposition for value. For purposes of this Section 5.2, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. Notwithstanding anything to the contrary in this Agreement, any Holder who is a resident of Canada or otherwise subject to the provincial securities laws of Canada, acknowledges and agrees that it will transfer or resell the New Note issued to it and the underlying Common Stock only in accordance with the requirements of all applicable securities laws. This Section 5.2 shall in no way restrict the ability of each Holder to convert at any time the New Notes into Common Stock pursuant to Section 3 of the New Notes; provided, however, that such Common Stock issued upon conversion of the New Notes shall remain subject to the restrictions contained in this Section 5.2.

In the event the securities held by the officers, directors and/or 1% or greater securityholders of the Company are released from the restrictions set forth in agreements similar to this Agreement, the same percentage of the securities held by the undersigned shall be immediately and fully released from any remaining restrictions under this Agreement concurrently therewith. In the event that the undersigned is released early pursuant to the terms of the this paragraph, the Company shall notify the undersigned concurrently with notification to such other released party.

5.3 Registration Rights. The Company agrees that the Holders from time to time of Registrable Securities (as defined in the Registration Rights Agreement, dated the date hereof, by and among investor signatories thereto (the “Registration Rights Agreement”)) are entitled to the benefits of the Registration Rights Agreement. Further, if (i) the Registration Statement (as defined in Registration Rights Agreement), covering all of the Registrable Securities required to be covered thereby is (A) not filed with the SEC on or before sixty (60) days after the Closing Date (as defined in Registration Rights Agreement) (a “Filing Failure”) or (B) not declared effective by the SEC on or before the date that is six (6) months after the Closing Date (an “Effectiveness Failure”) or (ii) after the effective date of such Registration Statement, after the second (2nd) consecutive Business Day (other than during an allowable blackout period pursuant to Section 3(g) of the Registration Rights Agreement (“Blackout Period”)) on which sales of all of the Registrable Securities required to be included on such Shelf Registration Statement cannot be made pursuant to such Registration Statement or otherwise (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to maintain the listing of the Common Stock) (a “Maintenance Failure”), then, as relief for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the Registrable Securities, the Company shall pay to each Holder of Registrable Securities relating to such Registration Statement an amount in cash equal to (A) one percent (1.0%) of the aggregate principal amount of such Holder’s Notes relating to the Registrable Securities included in such Registration Statement on each of the following dates: (i) the day of a Filing Failure; (ii) the day of an Effectiveness Failure; and (iii) the initial day of a Maintenance Failure, and (B) one percent (1.0%) of the aggregate principal amount of such Holder’s Notes relating to the Registrable Securities included in such Registration Statement on each of the following dates: (i) on every thirtieth (30th) day after the initial day of a Filing Failure and thereafter (prorated for periods totaling less than thirty (30) days) until such Filing Failure is cured; (ii) on every thirtieth (30th) day after the initial day of an Effectiveness Failure and thereafter (prorated for periods totaling less than thirty (30) days) until such Effectiveness Failure is cured; (iii) on every thirtieth (30th) day after the initial day of a Maintenance Failure and thereafter (prorated for periods totaling less than thirty (30) days) until such Maintenance Failure is cured. The payments to which a Holder shall be entitled pursuant to this Section 5.3 are referred to herein as “Registration Default Payments.” Registration Default Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Default Payments are incurred and (II) the third (3rd) Business Day after the event or failure giving rise to the Registration Default Payments is cured. In the event the Company fails to make Registration Default Payments in a timely manner, such Registration Default Payments shall bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) until paid in full. If the Company has declared a Blackout Period, a Maintenance Failure shall be deemed not to have occurred and be continuing in relation to the Registration Statement during the period specified in Section 3(g) of the Registration Rights Agreement. Registration Default Payments shall be payable from the first day any Blackout Period exceeds the period specified in Section 3(g) of the Registration Rights Agreement. Registration Default Payments shall cease to accrue at the end of the Effectiveness Period (as defined in Registration Rights Agreement); provided that the foregoing shall not affect the Company’s obligation to make Registration Default Payments for any period prior to such time.

5.4 Reservation of Conversion Shares. The Company shall initially reserve out of its authorize and unissued shares of Common Stock a number of shares of Common Stock for each of the New Notes equal to 120% of the Conversion Rate with respect to the Conversion Amount of each such New Note as of the applicable Issuance Date. So long as any of the New Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the New Notes, 120% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the New Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the New Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the New Notes based on the Principal amount of the New Notes held by each holder at the Closing (as defined in the Note Exchange Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s New Notes, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any New Notes shall be allocated to the remaining holders of New Notes, pro rata based on the outstanding Principal amount of the New Notes then held by such holders.

5.5 Insufficient Authorized Shares. If at any time while any of the New Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the New Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the New Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

5.6 Listing. Immediately prior to or on the Closing Date, the Company shall secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock’s authorization for quotation on the principal exchange or market in which it is listed. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the principal market in which it is listed. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.6.

ARTICLE 6

MISCELLANEOUS

6.1 Expenses.

(a) The Company will pay, and save the Holders harmless against all liability for the payment of the reasonable costs and expenses, including without limitation the reasonable fees and expenses of one counsel selected by the Required Holders, incurred by the Holders in connection with the ownership of the Notes including, without limitation, any amendment or waiver of, or enforcement of, any Transaction Document relating to the transactions contemplated hereby.

(b) The Company further agrees that they will pay, and will save each Holder harmless from, any and all Liabilities with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of the Transaction Documents or any modification, amendment or alteration of the terms or provisions of the Transaction Documents (excluding any taxes on the income or gain of the Holder).

6.2 Further Assurances.

The Company shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the Holders to carry out the provisions and purposes of this Agreement and the other Transaction Documents.

6.3 Remedies.

In case any one or more of the representations, warranties, covenants and/or agreements set forth in this Agreement or any other Transaction Documents (as shall have been breached by a party, the other parties may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or any of the other Transaction Documents, and may exercise all remedies under the New Notes.

6.4 Survival.

The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto, the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

6.5 Successors and Assigns.

This Agreement shall bind and inure to the benefit of the Company and the Holders and their respective successors and permitted assigns. Subject to applicable federal, state and provincial securities laws and regulations, the Holders may freely assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other parties, except (x) to a Competitor as defined in the New Notes and (y) subject to the provisions set forth in Section 17 thereof, and (2) in the case of an assignment of an Old Canadian Note, such Old Canadian Note may not be assigned to a nonresident of Canada for purpose of the Income Tax Act (Canada) or to a partnership other than a Canadian partnership within the meaning of the Income Tax Act (Canada).

6.6 Entire Agreement.

This Agreement and the other writings referred to herein or delivered pursuant hereto (including the other Transaction Documents) which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

6.7 Notices.

All notices, requests, demands, claims, consents and other communications delivered hereunder (whether or not required to be delivered hereunder) shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered, (b) sent by fax, (c) sent by nationally-recognized overnight courier guaranteeing next business day delivery or (d) sent by first class registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

(a) if to the Company, to:

PharmAthene, Inc.
175 Admiral Cochrane Drive
Suite 101
Annapolis, MD 21401
Attention: David P. Wright
Fax: (410) 571-8927

with a copy to:

Jeffrey A. Baumel, Esq.
McCarter & English, LLP
100 Mulberry Street
Newark, NJ 07102
Fax: (973) 624-7070; and

(b) if to a Holder, to him, her or it at his, her or its address set forth on such Holder’s signature block hereto with a copy to:

James T. Barrett, Esq.
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199-7613
Fax: (617) 227-4420

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by telecopy on a business day (or, if not sent on a business day, on the next business day after the date sent by telecopy), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the fifth business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

6.8 Amendments, Modifications and Waivers.

The terms and provisions of this Agreement and the New Notes may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by the Company and the Required Holders.

6.9 Governing Law; Waiver of Jury Trial.

(a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

6.10 No Third Party Reliance.

Anything contained herein to the contrary notwithstanding, the representations and warranties of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Holders to enter into this Agreement and the other Transaction Documents (and the Company acknowledges that the Holders have expressly relied thereon) and (b) are solely for the benefit of the Holders. Accordingly, no third party (including, without limitation, any holder of capital stock of the Company) or anyone acting on behalf of any holder thereof other than the Holders, and each of them, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Holders or the Company with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Agreement or otherwise.

6.11 Publicity.

Neither the Holders nor the Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the Required Holders and those parties mentioned in such press release or public disclosure in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the Commission or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable.

6.12 Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as to not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.13 Independence of Agreements, Covenants, Representations and Warranties.

All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. The exhibits and schedules attached hereto are hereby made part of this Agreement in all respects.

6.14 Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

6.15 Headings.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has duly executed this Note Exchange Agreement as of the date first written above.

PHARMATHENE, INC.

By:

Name:
Title:

PHARMATHENE, INC.

By:

Name:
Title:

PHARMATHENE CANADA, INC.

By:

Name:
Title:

HOLDERS

[INSERT NAMES OF NOTEHOLDERS]

ANNEX I

[INSERT NAMES OF HOLDERS]

ANNEX II

[INSERT LIST OF OLD U.S. NOTES AND HOLDERS]

ANNEX III

[INSERT LIST OF NEWS NOTES AND HOLDERS]